Exhibit 99.1

CV Sciences, Inc. Reports First Quarter 2021 Financial Results

San Diego, CA - May 13, 2021 (GLOBE NEWSWIRE) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent supplier and manufacturer of hemp cannabidiol (CBD) products, today announced its financial results for the quarter ended March 31, 2021.

First Quarter 2021 and Recent Operating Highlights
•Revenue of $4.8 million for first quarter of 2021, compared to $8.3 million for the first quarter of 2020;
•Gross margin of 48.7% for first quarter of 2021, improved from 48.5% for the first quarter of 2020;
•Improved total cash balance of $5.7 million at quarter end, compared to $4.5 million at year end;
•Total retail distribution of more than 7,300 stores as of March 31, 2021, an increase from 5,799 stores as of March 31, 2020;
•Launched ProCBDTM, a full product line of clinical strength products supported by clinical research and available exclusively through health practitioners;
•Launched PlusCBDTM Calm and Sleep, two flavorful gummies that support healthy stress responses and sleep cycles for people getting back to their normal routines; and
•Entered into a partnership with Alkemist Labs to support the National Institute of Standards and Technology's Cannabis Quality Assurance program.

“We continued to make progress on our strategic priorities during the first quarter and are encouraged by recent trends, including vaccination programs and reopening of the economy. Our digital platform investment is driving customer engagement and improving metrics as well as resulting in sequential B2C revenue growth. We continue to broaden store distribution in the FDM channel, knowing that the shelf space and relationships represent an important future revenue source. We are starting to see slight improvement in the overall retail environment and continue to see significant potential in the Convenience channel. We are pleased with results from new product introductions including our immunity and pet line products, both of which launched in 2020, targeting some of the fastest growing CBD markets. Our January launch of ProCBD™, a line of clinical strength products targeting health practitioners and natural, plant-based alternatives has also been well received. Just this week, we launched PlusCBD™ Calm and Sleep, two flavorful gummies that support healthy stress response and sleep cycles for people getting back to their normal routines. Quality and innovation remain key points of differentiation for CV Sciences, and we anticipate further strategic product introductions during 2021. The recently announced partnership with Alkemist Labs is further evidence of our leadership position in product safety, quality and customer trustworthiness. We remain optimistic about the potential for positive regulatory development in our industry for 2021, and believe the Company is well positioned financially and strategically to deliver long-term value for our shareholders," stated Joseph Dowling, Chief Executive Officer of CV Sciences.

Operating Results - First Quarter 2021 Compared to First Quarter 2020
Sales for first quarter of 2021 were $4.8 million, a decrease of 41% from $8.3 million in the first quarter of 2020. Current quarter sales were impacted by the ongoing COVID-19 pandemic and increased market competition, which is largely due to the uncertain regulatory environment for CBD. First quarter sales of 2020 were partially impacted by COVID-19. The Company's products were sold in 7,346 retail stores nationwide as of March 31, 2021, up from 5,799 stores as of March 31, 2020.

The Company recognized an operating loss of $3.1 million in the first quarter of 2021, compared to an operating loss of $5.3 million in the first quarter of 2020.

The Company had negative adjusted EBITDA for the first quarter of 2021 of $2.3 million, compared to negative adjusted EBITDA of $3.9 million in the first quarter of 2020.

Conference Call and Webcast
The Company will host a conference call and webcast to discuss these results today at 4:30 pm EDT/1:30 pm PDT. The webcast of the conference call will be available on the Investor Relations section of the Company's website at https://ir.cvsciences.com/news-events or directly at http://public.viavid.com/index.php?id=144697. Investors interested in participating in the live call can also dial (877) 407-0784 from the U.S. or international callers can dial (201) 689-8560. A telephone replay will be available approximately two hours after the call concludes, and will be available through Thursday, May 20, 2021, by dialing (844) 512-2921 from the U.S. or (412) 317-6671 from international locations, and entering confirmation code 13719303.

About CV Sciences, Inc.
CV, or Curriculum Vitae, is Latin for "course of life", and science is the pursuit of truth. CV Sciences: our name is our mission --improving quality of life through nature and science.

CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a consumer product division focused on manufacturing, marketing and selling plant-based dietary supplements and CBD products to a range of market sectors; and a drug development division focused on developing and commercializing CBD-based novel therapeutics. The Company’s PlusCBD™ products are sold at more than 7,300 retail locations throughout the U.S. and it is the top-selling brand of hemp-derived CBD in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry.  CV Sciences follows all guidelines for Good Manufacturing Practices (GMP) and the Company’s products are processed, produced, and tested throughout the manufacturing process to confirm strict compliance with company standards and specifications.  With a commitment to science, PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov.  PlusCBD™ was the first hemp CBD supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. CV Sciences, Inc. has primary offices and facilities in San Diego, California.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties.

Contact Information

Investor Contact:
ICR
Reed Anderson
646-277-1260
reed.anderson@icrinc.com

Media Contact:
ICR
Cory Ziskind
646-277-1232
cory.ziskind@icrinc.com

CV SCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three months ended March 31,
	2021	2020
Product sales, net	$4,844	$8,270
Cost of goods sold	2,486	4,262
Gross Profit	2,358	4,008

Operating expenses:
Research and development	186	1,509
Selling, general and administrative	5,285	7,819
	5,471	9,328

Operating Loss	(3,113)	(5,320)

Interest (income) expense, net	14	(10)
Loss before income taxes	(3,127)	(5,310)
Income tax benefit	—	(158)
Net Loss	$(3,127)	$(5,152)

Weighted average common shares outstanding, basic and diluted	104,508	99,678
Net loss per common share, basic and diluted	$(0.03)	$(0.05)

CV SCIENCES, INC.
CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share data)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$5,165	$4,024
Restricted cash	501	501
Accounts receivable, net	949	1,126
Inventory	9,008	8,840
Prepaid expenses and other	1,902	2,372
Total current assets	17,525	16,863

Property & equipment, net	2,688	2,877
Operating lease assets	2,912	3,057
Intangibles, net	3,730	3,730
Goodwill	2,788	2,788
Other assets	1,035	1,310
Total assets	$30,678	$30,625

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,083	$1,677
Accrued expenses	10,243	9,805
Current portion of operating lease liability	670	680
Current portion of long-term debt	2,907	2,174
Total current liabilities	14,903	14,336

Debt	363	1,453
Operating lease liability	3,291	3,467
Deferred tax liability	157	157
Total liabilities	18,714	19,413

Commitments and contingencies

Stockholders' equity
Preferred stock, par value $0.0001; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.0001; 190,000 shares authorized, 106,791 and 100,664 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	11	10
Additional paid-in capital	79,001	75,123
Accumulated deficit	(67,048)	(63,921)
Total stockholders' equity	11,964	11,212

Total liabilities and stockholders' equity	$30,678	$30,625

CV SCIENCES, INC.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three months ended March 31,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(3,127)	$(5,152)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	204	185
Stock-based compensation	657	1,258
Deferred taxes	—	(158)
Non-cash lease expense	145	287
Other	124	144
Change in operating assets and liabilities:
Accounts receivable	133	570
Inventory	(168)	970
Prepaid expenses and other	692	1,479
Accounts payable and accrued expenses	(349)	(1,274)
Net cash used in operating activities	(1,689)	(1,691)

INVESTING ACTIVITIES
Purchase of property and equipment	(35)	(480)
Net cash flows used in investing activities	(35)	(480)

FINANCING ACTIVITIES
Repayment of unsecured debt	(357)	—
Proceeds from issuance of common stock	3,222	—
Proceeds from exercise of stock options	—	161
Net cash flows provided by financing activities	2,865	161

Net increase (decrease) in cash, cash equivalents and restricted cash	1,141	(2,010)
Cash, cash equivalents and restricted cash, beginning of period	4,525	9,608
Cash, cash equivalents and restricted cash, end of period	$5,666	$7,598

Supplemental cash flow disclosures:
Interest paid	$—	$—
Income taxes paid	—	18
Supplemental disclosure of non-cash transactions:
Purchase of property and equipment in accounts payable and accrued expenses	$7	$76

CV SCIENCES, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

We prepare our condensed financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures such as net income and loss per share and Adjusted EBITDA included in this press release are different from those otherwise presented under GAAP. We use non-GAAP measures internally to evaluate our performance and make financial and operational decisions that are presented in a manner that adjusts from their equivalent GAAP measures or that supplement the information provided by our GAAP measures. The non-GAAP financial measures exclude non-cash compensation expense for stock options. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of the varying availability of valuation methodologies and subjective assumptions, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.
Adjusted EBITDA is defined by us as EBITDA (net income (loss) plus depreciation expense, amortization expense, and interest expense, minus income tax benefit and interest income), further adjusted to exclude certain non-cash expenses and other adjustments as set forth below. We use Adjusted EBITDA because we believe it more clearly highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since Adjusted EBITDA eliminates from our results specific financial items that have less bearing on our core operating performance.
We use Adjusted EBITDA in communicating certain aspects of our results and performance, including in this press release, and believe that Adjusted EBITDA, when viewed in conjunction with our GAAP results and the accompanying reconciliation, can provide investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. In addition, we believe the presentation of Adjusted EBITDA is useful to investors in making period-to-period comparison of results because the adjustments to GAAP are not reflective of our core business performance.

A reconciliation from our GAAP net loss to non-GAAP net loss for the three months ended March 31, 2021 and 2020 is detailed below (in thousands, except per share data):

	Three months ended March 31,
	2021	2020
Net loss - GAAP	$(3,127)	$(5,152)
Stock-based compensation (1)	657	1,258
Net loss - non-GAAP	$(2,470)	$(3,894)

Diluted EPS - GAAP	$(0.03)	$(0.05)
Stock-based compensation (1)	0.01	0.01
Diluted EPS - non-GAAP	$(0.02)	$(0.04)

Shares used to calculate diluted EPS - GAAP and non-GAAP	104,508	99,678
_____________
(1)Represents stock-based compensation expense related to stock options awarded to employees, consultants and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.

A reconciliation from our net loss to Adjusted EBITDA, a non-GAAP measure, for the three months ended March 31, 2021 and 2020 is detailed below (in thousands):

	Three months ended March 31, 2021			Three months ended March 31, 2020
	Consumer Products	Specialty Pharma	Total	Consumer Products	Specialty Pharma	Total
Net loss	$(3,054)	$(73)	$(3,127)	$(3,939)	$(1,213)	$(5,152)
Depreciation	204	—	204	176	—	176
Amortization	—	—	—	—	9	9
Interest expense (income)	14	—	14	(10)	—	(10)
Income tax benefit	—	—	—	(158)	—	(158)
EBITDA	(2,836)	(73)	(2,909)	(3,931)	(1,204)	(5,135)
Stock-based compensation (1)	656	1	657	1,258	—	1,258
Adjusted EBITDA	$(2,180)	$(72)	$(2,252)	$(2,673)	$(1,204)	$(3,877)
______________
(1)Represents stock-based compensation expense related to stock options awarded to employees, consultants and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.